EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of September 15, 2000 is by and among CAMERON MACKINTOSH INC., a Delaware corporation, ("CMI"), THEATRE DIRECT NY, INC., a Delaware corporation and a wholly owned subsidiary of CMI ("TDI"), HOLLYWOOD.COM, INC., a Florida corporation ("Parent"), and THEATER ACQUISITION CORP., a Delaware corporation ("Sub").

                                    RECITALS

         WHEREAS the Boards of Directors of TDI, Parent and Sub have each (i) determined that the Merger (as defined below) is fair and in the best interests of their respective stockholders and (ii) approved the Merger and the issuance by Parent of shares of Parent Common Stock (as defined below), to CMI, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS for federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and
(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, TDI, Parent and Sub desire that the Merger and the other transactions contemplated herein be consummated upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, CMI, TDI, Parent and Sub hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         SECTION 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into TDI (the "Merger"). Following the Merger, TDI shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Sub shall cease.

         SECTION 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by Parent, Sub and TDI and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or such later time as TDI and Sub may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

         SECTION 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the first business day following the satisfaction or waiver of the conditions set forth in Section 2.1 below, at such place as the parties shall mutually agree in writing, unless another time or date is agreed to in writing by the parties hereto.

         SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time the Surviving Corporation shall succeed to all the rights and property of Sub and TDI and shall be subject to all liabilities of Sub and TDI.

         SECTION 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of TDI in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 1.6. Directors. The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

         SECTION 1.7. Officers. The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

         SECTION 1.8.  Aggregate Stock Consideration.
                       -----------------------------

                  (a)      Common Stock Merger Consideration.
                           ---------------------------------

                           (i) Conversion of Shares. At the Effective Time, all
of the shares of common stock, $0.01 par value per share, of TDI (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held in TDI's treasury, which shall be canceled as provided in Section 1.8(c)) shall, by virtue of the Merger and without any action on the part of Sub, TDI or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock") equal to the quotient of (A) the aggregate amount of two million dollars ($2,000,000) divided by (B) the Parent Common Stock Price (as defined below) (the "Common Stock Merger Consideration").

                           (ii) Parent Common Stock Price. The "Parent Common
Stock Price" shall be equal to, with respect to one share of Parent Common Stock, the average of the per share closing prices (the "Average Share Price") of Parent Common Stock on the NASDAQ National Market for the fifteen (15) trading days ending on the third trading day immediately preceding the Closing Date.


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

                  (b) Conversion of Stock of Sub. At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (c) Cancellation of Treasury Shares. At the Effective Time, each Share held in the treasury of TDI shall, by virtue of the Merger and without any action on the part of Sub, TDI or the holder thereof, be canceled, retired and cease to exist and no shares of Parent Common Stock or other consideration shall be delivered with respect thereto.

         SECTION 1.9.  Vesting of Common Stock Merger Consideration.
                       --------------------------------------------

                  (a) Twenty-five percent (25%) of the Common Stock Merger Consideration shall be delivered to CMI pursuant to Section 1.10(a). The remaining seventy-five percent (75%) of the Common Stock Merger Consideration (the "Escrowed Consideration") shall be issued by Parent at the Effective Time and deposited into escrow pursuant to the Escrow Agreement substantially in the form of Exhibit A hereto (the "Escrow Agreement"). The Escrowed Consideration shall be held under the Escrow Agreement for 12 months following the Closing Date and shall only be payable under this Agreement and deliverable to CMI to the extent the Vesting Conditions have been satisfied with respect to one or more of the Houses (as defined below) at the 12-month anniversary of the Closing Date (the "Vesting Date"). The Escrowed Consideration shall be allocated among The Shubert Organization, Inc., Jujamcyn Theaters Corporation and The Nederlander Organization (collectively, the "Houses") as follows to the extent the Vesting Conditions are satisfied as of the Vesting Date with respect to some but not all of the Houses:

         The Shubert Organization, Inc.              50%
         The Nederlander Organization                34%
         Jujamcyn Theaters Corporation               16%

                  (b) As used herein, "Vesting Conditions" shall mean, with respect to each of the Houses:


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

                           (i) The Broker Agreement for such House shall be in
full force and effect and the House shall not have delivered any notice of termination or cancellation of any such agreement.

                           (ii) TDI, or any successor to TDI, shall have the
right to purchase the ticketing inventory for theaters owned or operated by such House and resell such ticketing inventory to groups, individuals and through the Internet on substantially the same terms as TDI was able to purchase and resell such ticketing inventory (A) as of June 21, 2000 with respect to The Nederlander Organization and (2) as of the date of this Agreement with respect to The Shubert Organization and Jujamcyn Theaters Corporation.

                  (c) Notwithstanding Sections 1.9(a) and (b) above, the Escrowed Consideration shall be released under the Escrow Agreement and delivered to CMI if Parent shall dissolve TDI or otherwise cease to operate TDI as a going concern at any time prior to the Vesting Date (a "Dissolution Event"). In addition, if TDI shall fail to maintain in full force and effect the bonds issued pursuant to a Broker Agreement for any House for a period in excess of fifteen (15) business days prior to the Vesting Date or at any time within the five (5) business days up to and including the Vesting Date (a "Bond Failure" and, together with a Dissolution Event, the "Triggering Events"), the applicable portion of the Escrowed Consideration for such House shall be released under the Escrow Agreement and delivered to CMI.

         SECTION 1.10.  Exchange of Certificates.
                        ------------------------

                  (a) Delivery of Certificates Representing Common Stock Merger Consideration. At the Effective Time, Parent shall deliver to CMI in exchange for certificates representing the outstanding Shares (i) certificates representing twenty-five percent (25%) of the number of shares of Parent Common Stock to be delivered pursuant to Section 1.8(a) and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock as contemplated by Section 1.10(c). The balance of the shares representing the Common Stock Merger Consideration shall be delivered as provided in Section 1.9(a).

                  (b) Delivery of Certificates Representing Shares. At the Effective Time, CMI shall deliver to Parent for cancellation in accordance with this Article 1 certificates representing the outstanding Shares.

                  (c) Fractional Shares. No fractions of a share of Parent Common Stock shall be issued in the Merger. In lieu thereof, in the event that CMI would otherwise be entitled to a fraction of a share of Parent Common Stock, CMI shall, upon surrender of its certificate or certificates representing outstanding Shares, be entitled to receive an amount of cash (without interest) determined by multiplying the Average Share Price by the fractional share interest to which CMI would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

                  (d) Effect of Exchange. All shares of Parent Common Stock delivered upon the surrender of certificates representing Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c)) shall be deemed, to the fullest extent permitted by applicable law, to have been delivered in full satisfaction of all rights pertaining to such Shares, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time.


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

                                    ARTICLE 2

                      CONDITIONS TO CONSUMMATION OF MERGER

         SECTION 2.1. Conditions to All Parties' Obligations. The respective obligations of the parties hereto to consummate the Merger shall be subject to the satisfaction (or waiver by each party) as of the Effective Time of the following conditions:

                  (a) HSR Act; Other Governmental Approvals. Any waiting period applicable to the consummation of the Merger contemplated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") shall have expired or have been terminated, and any other notices, registrations, consents, approvals or authorizations to or of any federal, state or foreign governmental authority with respect to the Merger shall have been either filed, in the case of notices or registrations, or received, in the case of consents, approvals and authorizations.

                  (b) No Order. No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

         SECTION 2.2. Conditions to Parent's and Sub's Obligations. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by each of Parent and Sub) as of the Effective Time of the following conditions:

                  (a) Representations, Warranties and Covenants. Subject to
Section 2.3, the representations and warranties of each of TDI and CMI made in this Agreement, the Ancillary Agreements and any certificate or document required to be delivered by CMI or TDI pursuant to the terms of this Agreement and not qualified as to materiality or TDI Material Adverse Effect shall be true and correct in all material respects and those representations and warranties of each of TDI and CMI so qualified shall be true and correct in all respects, in each case as of the date of this Agreement, and each of TDI and CMI shall have performed or complied with, or shall have caused to be performed or complied with, all obligations and covenants required by this Agreement, the Ancillary Agreements and any certificate or document required to be delivered by CMI or TDI pursuant to the terms of this Agreement to be performed or complied with by TDI and CMI by the Effective Time.

                  (b) Certificates of Good Standing. Parent and Sub shall have received from TDI (i) certificates as to TDI issued by the appropriate governmental authority of the state of incorporation of TDI, and (ii) certificates as to TDI issued by the appropriate governmental authority of each of the states set forth on Schedule 3.1, in each case evidencing its good standing in such jurisdiction or state as of a date not more than ten days prior to the Effective Time (such good standing to be reaffirmed by bring-down telegram or other official means on the Closing Date).


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

                  (c) Resolutions. Parent and Sub shall have received (i) from TDI certified copies of resolutions duly adopted by the Board of Directors of TDI authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and (ii) from CMI certified copies of resolutions duly adopted by the Board of Directors of CMI authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and (iii) from CMI certified copies of resolutions acting in its capacity as the sole Shareholder of TDI approving this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, and all such resolutions shall not have been revoked and shall remain in full force and effect as of the Effective Time.

                  (d) Third-Party Consents. TDI and CMI shall have obtained in writing any third-party consents required under any of the Contracts that are indicated with an asterisk on Schedule 3.4.

                  (e) Broker Agreements. Each of the Broker Agreements shall be in full force and effect in accordance with its terms as of the date hereof, TDI shall not be in default thereunder, there shall not be any event or circumstance that would have, or could be reasonably expected to have, a material adverse effect on TDI's rights and obligations thereunder or give rise to any right of termination, cancellation or non-renewal of any other party thereto and there shall not otherwise have been any material adverse change to TDI's rights and obligations thereunder.

                  (f) Ancillary Agreements. The Non-Competition Agreement substantially in the form of Exhibit B (the "Non-Competition Agreement"), the Escrow Agreement and the Allocation Agreement in the form of Exhibit C (the "Allocation Agreement") shall have been executed and delivered by the parties thereto (the Non-Competition Agreement, the Escrow Agreement and the Allocation Agreement are collectively referred to as the "Ancillary Agreements").

         SECTION 2.3. Conditions to CMI's and TDI's Obligations. The obligations of CMI and TDI to consummate the Merger are subject to the satisfaction (or waiver by each of CMI and TDI) as of the Effective Time of the following conditions:

                  (a) Representations, Warranties and Covenants; Officers' Certificates. The representations and warranties of each of Parent and Sub made in this Agreement and not qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all material respects, and those representations and warranties of each of TDI and CMI so qualified shall be true and correct in all respects, in each case as of the date of this Agreement, and each of Parent and Sub shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Parent or Sub by the Effective Time.

                  (b) Resolutions. TDI and CMI shall have received (i) from Parent certified copies of resolutions duly adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, (ii) from Sub certified copies of resolutions duly adopted by the Board of Directors of Sub authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and (iii) from Parent certified copies of resolutions acting in its capacity as the sole Shareholder of Sub approving this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, and all such resolutions shall not have been revoked and shall remain in full force and effect as of the Effective Time.

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


                  (c) Merger Consideration. Parent shall have delivered to CMI all Common Stock Merger Consideration to be paid at the Effective Time pursuant to Section 1.10.


                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF TDI

         TDI hereby represents and warrants to each of Parent and Sub as follows:

         SECTION 3.1. Organization and Good Standing of TDI. TDI is a corporation duly organized and validly existing under the laws of the State of Delaware. TDI has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not have a material adverse effect on the business, assets, properties, liabilities, financial or other condition or results of operations of TDI (such effects, taken individually or in the aggregate, an "TDI Material Adverse Effect"). TDI is duly qualified and in good standing to do business in the jurisdictions set forth on Schedule 3.1, which jurisdictions constitute each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have an TDI Material Adverse Effect.

         SECTION 3.2. Authority. TDI has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. All necessary corporate action required to have been taken by or on behalf of TDI by law or its charter documents has been taken to authorize (a) the approval, execution and delivery on behalf of TDI of this Agreement and each Ancillary Agreement to which it is a party and (b) the performance by TDI of its obligations under this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which it is a party constitutes a valid and binding agreement of TDI, enforceable against it in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) for the limitations imposed by general principles of equity (the foregoing exceptions set forth in clauses (i) and (ii) being referred to as the "Enforceability Exceptions").


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

         SECTION 3.3. No Breach. None of the execution and delivery by TDI of this Agreement and each Ancillary Agreement to which it is a party, the consummation of the transactions to which TDI is a party contemplated hereby or thereby, or compliance by TDI with any provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of TDI, (ii) violate any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (each, an "Order") or statute, rule or regulation of any governmental body by which TDI or any of its properties or assets is bound, (iii) conflict with, violate, result in the breach or termination of, or (with or without due notice or the lapse of time or both) constitute a default or give rise to any right of termination or acceleration or right to increase the obligations under or otherwise modify any of the terms, conditions or provisions of any note, bond, mortgage, license, franchise, permit, indenture, contract, agreement or other instrument or obligation to which TDI is a party, or by which TDI or any of its properties or assets is or may be bound, or (iv) result in the creation of any lien upon any of TDI's properties or assets.

         SECTION 3.4. Consents and Approvals. Except for (a) the filing and recordation of the Merger Certificate as required by the DGCL and (b) filings, permits, notifications, registrations, authorizations, consents and approvals as may be required under applicable requirements of the HSR Act and applicable law, neither the execution and delivery by TDI of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the transactions to which TDI is a party contemplated hereby and thereby will require any consent, approval, authorization or permit of, or filing with or notification to, or registration with, any federal, state or foreign governmental or regulatory authority.

         SECTION 3.5. Capital Stock of TDI. The authorized capital stock of TDI consists of two hundred (200) shares of common stock, without par value, of which two hundred (200) shares, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except for the Shares, there are no shares of capital stock or other equity securities of TDI outstanding. The Shares have not been issued in violation of, and none of the Shares is subject to, any preemptive or subscription rights. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which TDI is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of TDI, and no equity securities of TDI are reserved for issuance for any purpose. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, registration, dividend rights or disposition of the Shares or any other securities exchangeable or exercisable for or convertible into Shares or any other capital stock of TDI.

         SECTION 3.6. Equity Interests. Except as set forth on Schedule 3.6, TDI does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other entity.


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

         SECTION 3.7. Financial Statements. CMI has delivered to Parent final trial balances for TDI as of and for the fiscal years ended on each of March 31, 1997, March 31, 1998, March 31, 1999 and March 31, 2000 (the "Financial Information"). The Financial Information has been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved and fairly presents in all material respects the financial position of TDI as of the dates thereof and the results of its operations and cash flows for the periods then ended. Set forth on Schedule 3.7 is a complete list of all accounts receivable and accounts payable existing with respect to TDI as of September 18, 2000.

         SECTION 3.8. No Indebtedness. Except as set forth on Schedule 3.8, as of the date hereof and as of the Effective Time, TDI shall not have any indebtedness of any kind.

         SECTION 3.9. Assets Other Than Real Property. TDI has good and marketable title to all of its assets and properties, tangible or intangible, free and clear of all mortgages, liens, security interests or other encumbrances of any nature whatsoever, except (a) such as are disclosed on Schedule 3.9 and
(b) Permitted Liens. For purposes of this Agreement, "Permitted Liens" shall mean (i) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like liens arising in the ordinary course of business, and (ii) liens for Taxes and other governmental obligations not yet due and payable.

         This Section 3.9 does not relate to real property or interests in real property, which are the subject of Section 3.10, or to intellectual property, which is the subject of Section 3.11.

         SECTION 3.10.  Real Property.
                        -------------

                  (a) Owned Property. TDI does not own, or have any beneficial interest in, any real property.

                  (b) Leased Property. Schedule 3.10(b) sets forth a true and complete list of all real property and interests in real property leased by TDI ("Leased Properties") and identifies any leases relating to the Leased Properties, each as amended to date (true and complete copies of which leases, as so amended, have heretofore been delivered to Parent). TDI has not received any written notices of any violations of Applicable Laws relating to the Leased Properties. No work has been performed or is in progress at, and no materials have been furnished with respect to, the Leased Properties or any portion thereof which might give rise to mechanics', materialmens' or other similar liens.

                  (c) Title to Real Property. TDI has good and marketable title to the leasehold estates in all Leased Properties, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (i) Permitted Liens,
(ii) easements, covenants, rights-of-way and other similar restrictions of record and (iii) (A) zoning, building and other similar restrictions, (B) mortgages, liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property over which TDI has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (A), (B) and (C) above materially impairs the continued use in the business of TDI and the operation of the property to which they relate.


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

         SECTION 3.11.  Intellectual Property.
                        ---------------------

                  (a) Proprietary Rights. Schedule 3.11(a) sets forth a true and complete list of trademarks, trade names and service marks and applications therefor and all patents (if any), copyrights and applications therefor that are registered or filed in the name of TDI or are otherwise material to TDI's business as presently conducted and all other licenses or other like rights relating to intellectual property of any kind that are material to the operation of TDI's business (the "Intellectual Property"). Except as set forth on Schedule 3.11(a), as to Intellectual Property owned by TDI, TDI has valid title and ownership, free and clear of any liens or claims of third parties and, as to Intellectual Property licensed for use in TDI's business, TDI has the valid right to use such Intellectual Property in accordance with the terms of any such licenses.

                  (b) Licenses. Except for the licenses as disclosed in Schedule 3.11(b), or pursuant to a Contract identified on Schedule 3.12(k), if any, TDI has not licensed to any third party the right to use or exploit any of the Intellectual Property or any portion thereof in any jurisdiction in a manner that is material, individually or in the aggregate.

                  (c) Trade Secrets. TDI has at all times exercised reasonable precautions to maintain the confidentiality of its information that derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use.

                  (d)  Claims.
                       ------

                           (i) Except as set forth on Schedule 3.11(d), no
claims are pending or, to the knowledge of TDI, threatened against TDI by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property or otherwise challenging or questioning the validity or effectiveness of any Intellectual Property. Except as set forth on Section 3.11(d), no claims are pending or, to the knowledge of TDI, threatened against TDI by any person in which such person alleges that any activities or conduct of business of TDI infringes upon the intellectual property rights, moral rights or rights of publicity of any third party.

                           (ii) Except as set forth on Schedule 3.11(d), no past
or present officer, employee or consultant of TDI has a basis for claiming an ownership interest in any of the processes, software or products used in the operation of the business of TDI as a result of having been involved in the development of such process, software or product while employed by or consulting to TDI.

         SECTION 3.12. Contracts. Schedules 3.12(a) through 3.12(k) set forth a true and complete list of all agreements (whether in writing or oral) to which TDI is a party (together with the leases related to the Leased Properties, "Contracts"), including but not limited to the following (true and complete copies of which, each as currently in effect, have been delivered to Parent):


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

                  (a) Employment, Independent Contractor and Consulting Agreements. (i) Any employment agreement, (ii) any agreement providing for the payment of any "phantom" stock rights or severance compensation or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of TDI, and (iii) any independent contractor or consulting agreement;

                  (b) Non-Competition Agreements. Any covenant or agreement that restricts the ability of TDI to compete in any line of business in any place in the world;

                  (c) Leases of Real Property. Any lease under which TDI is a lessor or sublessor of, or makes available for use by any third party, any Real Property;

                  (d) Personal Property Leases. Any lease under which (i) TDI is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) TDI is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by TDI;

                  (e) Broker Agreements. Any agreement with any owner or operator of theatres (the "Broker Agreements");

                  (f) Producer Agreements. Any agreement with any producer of a live stage production;

                  (g) Indebtedness. Any agreement under which TDI has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business), or any other note, bond, indenture or other evidence of indebtedness;

                  (h) Guarantees. Any agreement under which CMI or any other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of TDI and any guarantees by TDI or similar contracts obligating TDI for the indebtedness of any person;

                  (i) Partnerships and Joint Ventures. Any partnership agreement or joint venture agreement to which TDI is a party;

Except as disclosed on Schedules 3.12(a) through 3.12(i) or the other schedules hereto, each of CMI and TDI has performed in all respects all obligations required to be performed by it to date under the Contracts to which it is a party and it is not in breach or default in any material respect thereunder and, to the knowledge of TDI, no other party to any of the Contracts is in breach or default in any material respect thereunder.

         SECTION 3.13. Litigation; Decrees. Schedule 3.13 sets forth a list, as of the date of this Agreement, of all pending and, to the knowledge of TDI, threatened lawsuits or claims by or against TDI or otherwise involving TDI or its properties, assets, operations or business. TDI is not in default under any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to TDI or its properties, assets, operations or business.

         SECTION 3.14.  Employee Benefits and Related Matters.
                        -------------------------------------

                  (a) Plans. Schedule 3.14(a) sets forth each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, incentive, deferred compensation, medical, dental, vision, life insurance, accidental death and dismemberment insurance, business travel insurance, vacation pay, salary continuation, sick pay, disability, severance, golden parachute or other plan, fund, program, policy, contract or arrangement providing employee benefits that is maintained or contributed to by CMI or TDI in which any TDI personnel have participated or under which any TDI personnel have accrued and remain entitled to any benefits (the "Plans"). Each Plan covering only TDI personnel and which is sponsored by TDI (an "TDI Plan") is identified as such on Schedule 3.14(a). Each Plan not so identified shall, for purposes of this Agreement, be referred to as a "CMI Plan." TDI has made available to Parent true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such a summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Plan. Neither TDI nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group including TDI under Sections 414(b), (c), (m) and (o) of the Code or Section 4001(a)(14) of ERISA (as defined in Section 3.14(b)) (an "ERISA Affiliate") sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, any "pension plan" within the meaning of
Section 3(2) of ERISA, including any "multiemployer plan" within the meaning of
Section 3(37) of ERISA. None of the Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of TDI, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan. No Plan includes any common stock or other security issued by CMI or any ERISA Affiliate among its assets.

                  (b) Compliance with ERISA and the Code. None of CMI, TDI or any of the Plans or any trust created thereunder, or any trustee or administrator thereof, has engaged in a transaction in connection with which TDI would be subject to either a material liability or civil penalty assessed pursuant to Sections 409, 502(i) or 502(1) of ERISA or a material Tax imposed pursuant to Section 4971, 4972, 4974, 4975, 4976 or 4980B of the Code. Except as described on Schedule 3.14(b), each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. Each Plan intended to be a qualified plan under Code Section 401 has received a favorable determination letter to that effect (a copy of which has been made available to Parent) and nothing has occurred since the issuance of such letter that would adversely affect the Tax qualification of any such Plan. There are no pending or, to the knowledge of CMI or TDI, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than ordinary course claims for benefits).

                  (c) Employee Welfare Benefit Plans. With respect to any Plan that is an employee welfare benefit plan, except as disclosed on Schedule 3.14(c), (i) no such Plan is funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code and (ii) each such Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

                  (d) Contributions. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans or by law (without regard to any waivers granted under Section 412 of the Code) with respect to any TDI personnel, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Financial Information on or prior to the Closing Date.

                  (e) Claims. There are no pending actions, claims or lawsuits that have been asserted or instituted against the Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such plans (other than routine benefit claims), nor does CMI or TDI have knowledge of facts which could form the basis for any such claim or lawsuit.

         SECTION 3.15. Absence of Changes or Events. Since December 31, 1997, there has not been any event or circumstance which has caused or is reasonably likely to cause a TDI Material Adverse Effect. Except as disclosed on Schedule
3.15 or as contemplated by this Agreement, since December 31, 1997, the business of TDI has been conducted only in the ordinary course and has not taken any of the actions prohibited or restricted under Section 6.2.

         SECTION 3.16. Compliance with Applicable Laws. TDI is in compliance with, and has not received written notice of any alleged non-compliance with, all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign. This Section
3.16 does not relate to matters with respect to Taxes or environmental matters.

         SECTION 3.17. Environmental Matters.
                       ---------------------

                  (a) Compliance. TDI is in compliance with all applicable Environmental Laws.


                  (b) Hazardous Materials. There has been no release of any Hazardous Material to soil or water originating at, on, or from any of the Real Properties during the period that TDI or any of its divisions has leased such Real Property, except for any such releases that would not have an TDI Material Adverse Effect.

                  (c) Notices of Certain Environmental Matters. TDI has not received written notice of (i) any alleged violation of Environmental Law or
(ii) liability for any release of any Hazardous Material or violation of any Environmental Laws in connection with the present or past business or properties of TDI, and there exists no pending or, to the knowledge of TDI, threatened writ, injunction, decree, order or judgment outstanding, nor any pending or, to the knowledge of TDI, threatened lawsuit, proceeding, citation, claims, summons or government agency investigation relating thereto.

                  (d) Definitions. For purposes of Sections 3.16(b) and 3.16(c):

                           (i) "Hazardous Material" means any material,
chemical, substance or waste the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, or common law; or which is characterized, classified or otherwise defined as a hazardous toxic, pollutant or contaminant or words of similar meaning and is regulated as such by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States or state or any political subdivision thereof, including but not limited to, petroleum, asbestos, polychlorinated biphenyls and radioactive materials.

                           (ii) "Environmental Law" means any applicable law
(including common law), statute, regulation, rule, ordinance, code, license, order or other legal requirement, of any governmental agency, department, commission, board, bureau or instrumentality of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation Recovery Act, the Clean Air Act, the Clean Water Act and the Occupational Safety and Health Act or analogous state laws.

         SECTION 3.18.  Taxes.  Except as set forth on Schedule 3.18:

                  (a) Definitions: For purposes of this Agreement:

                           (i) "Affiliated Group" means any affiliated group
within the meaning of Section 1504 of the Code, or any combined, unitary or similar group under a similar provision of state, local or foreign law.

                           (ii) "Taxes" (each individually, a "Tax") means all
federal, state, local or foreign taxes, assessments, duties, levies or similar charges of any kind including, without limitation, net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, withholding, payroll, employment, excise, stamp, premium, property or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether disputed or not, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise) and any liability in respect of Tax as a result of being a member of any Affiliated Group, including any consolidated, combined, unitary or similar group.

                           (iii) "Tax Return" means any return (including any
consolidated, combined or unitary return in which TDI is, or was, included or includable), declaration, claim for refund, report, statement or information statement required to be filed with respect to Taxes or any amendment thereto, and including any schedule or attachment thereto.

                  (b) All Tax Returns that are required to be filed by, or on behalf of, TDI have been duly filed on a timely basis under the statutes, rules and regulations of each jurisdiction in which such Tax Returns are required to be filed. All such Tax Returns are true, complete and accurate in all material respects. All Taxes due with respect to such Tax Returns have been timely paid.

                  (c) TDI has duly and timely withheld and paid over to the appropriate taxing authorities all Taxes and other amounts required to be so withheld and paid for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party or other personnel supplied by any third party.

                  (d) No claim for assessment or collection of Taxes has been asserted against or with respect to TDI. Neither TDI nor CMI has any notice of any pending audit, action, proceeding or investigation with respect to TDI by any taxing authority for the assessment or collection of Taxes, nor does TDI or CMI have any knowledge of any such threatened audit, action, proceeding or investigation.

                  (e) No claim has ever been made by a taxing authority in a jurisdiction with respect to which a Tax Return is not currently filed by or on behalf of TDI that TDI is or may be subject to taxation by that jurisdiction, nor is TDI or CMI aware that any such assertion of jurisdiction is threatened.

                  (f) None of the assets of TDI is (a) "tax-exempt use" property within the meaning of Section 168(h) of the Code, (b) required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (c) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, or (d) "limited use property" (as that term is used in Rev. Proc. 76-30).

                  (g) Neither TDI nor CMI with respect to TDI has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the TDI, (B) is required to make any adjustments pursuant to Section 481(a) of the Code or any other similar provision of state, local or foreign law by reason of a change in accounting method initiated by TDI or has any Knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of TDI, other than as described on Schedule 3.18(g)(B), (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to TDI, (D) executed a power of attorney with respect to any Tax matter which is currently in force, other than with respect to federal income Tax matters or (E) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (F) executed or filed with the IRS or any other taxing authority any agreement, waiver, or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations).

                  (h) TDI is not a party to any tax sharing, tax indemnification or similar agreement or arrangement (whether or not written) with respect to Taxes pursuant to which it will or may have any obligation to make any payments after the Closing Date.

                  (i) For federal income tax purposes, TDI is a member of the Affiliated Group of which CMI is the common parent, and joins in the filing of a consolidated federal income tax with CMI. TDI is not now and has never been a member of any Affiliated Group (other than the Affiliated Group of which CMI is the common parent).

                  (j) TDI is not party to any joint venture, partnership or other arrangement or contract that constitutes a partnership for federal income tax purposes.

                  (k) TDI has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (l) No gain or loss will be recognized by TDI, for federal income tax purposes, upon the Merger by reason of the consolidated return Treasury Regulations promulgated under Section 1502 of the Code.

                  (m) Schedule 3.17 lists all the material Tax elections made by or with respect to TDI or as to which TDI would be bound with respect to taxable periods ending after the Closing Date.

                  (n) TDI has received no prepaid subscription income which would or may be includable in the gross income of TDI after the Closing Date under Section 455 of the Code.

                  (o) There is no contract, agreement, plan or arrangement covering any Person that could give rise to the payment of any amount that would not be deductible by TDI by reason of Section 280G of the Code.

                  (p) Each of TDI and CMI has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(E) of the Code.

                  (q) At the Effective Time, TDI will hold at least 90% of the fair market value of its net assets, and at least 70% of the fair market value of its gross assets, held immediately prior to the Effective Time. For purposes of this representation, any amounts paid by TDI to CMI in connection with or pursuant to the Merger, any amounts used by TDI to pay its transaction expenses and those of CMI, and all redemptions and distributions (except for regular, normal dividends) made by TDI are treated as assets of TDI immediately prior to the Effective Time.

                  (r) Prior to and in connection with the Merger, no outstanding stock of TDI has been or will be (i) redeemed by TDI, (ii) acquired by a person related to TDI (within the meaning of Treasury Regulation Section 1.368-1(e)(3) determined without regard to Treasury Regulation Section 1.368-1(e)(3)(i)(A)) for consideration other than Parent Common Stock, or (iii) the subject of any extraordinary distribution by TDI.

                  (s) In connection with the Merger, TDI has not sold, transferred or otherwise disposed of any of its assets as would prevent Parent or members of its qualified group (within the meaning of Treasury Regulation 1.368-1(d)(4)(ii)) from continuing the historic business of TDI or using a significant portion of TDI's historic business assets in a business after the Merger.

                  (t) TDI has not borne and will not bear any of CMI's transaction expenses.

                  (u) Schedule 3.18(u) sets forth the following for federal income tax purposes (including alternative minimum Tax purposes) as of the most recent practicable date (but not earlier than December 31, 1999) with respect to
TDI: (i) the tax basis of TDI's assets, (ii) the amount of any net operating loss, net capital loss and unused investment tax and other credits of TDI (and any limitations with respect thereto), (iii) the accumulated earnings and profits of TDI, and (iv) any intercompany transaction as a result of which (x) income, gain, loss or deduction currently is deferred under Treas. Reg. ss. 1.1502-13 (or any predecessor provision thereof) and the amount so deferred, or
(y) the character or attributes of the property that was the subject of the intercompany transaction thereafter would be determined, in whole or in part, with reference to the transferor with respect to such intercompany transaction.

                  (v) None of the Shares is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

                  (w) TDI does not have outstanding any options, warrants or similar rights to acquire Shares at a nominal exercise price.

                  (x) None of the debt obligations of TDI constitutes "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

                  (y) CMI is not a foreign person within the meaning of Section 1445 of the Code, nor is the Company a foreign person within the meaning of
Section 1445 of the Code.

         SECTION 3.19. Labor Matters. There is no labor strike, dispute, or work stoppage or lockout pending or, to the knowledge of TDI, threatened against or affecting TDI and there is no pending or, to the knowledge of TDI, threatened grievance asserting that TDI has committed an unfair labor practice. TDI is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, no such contract or agreement is being negotiated, and there is not and has not been, in the last five years, any application for certification or recognition by any union or organization for any of TDI's employees. There are no complaints, charges or claims against TDI or to TDI's Knowledge threatened against TDI, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of TDI, of any individual. TDI is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

         SECTION 3.20. Insurance. Set forth on Schedule 3.20 is a true and complete list of all fire and casualty, general liability, business interruption and product liability insurance policies maintained with respect to TDI's business as of the date of this Agreement. All such policies are with reputable insurance carriers, provide (together with any self-insurance) adequate coverage for all normal risks in accordance with customary practices for comparable businesses, are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms. The activities and operations of TDI have been conducted in a manner so as to conform in all respects to all applicable provisions of such insurance policies.

         SECTION 3.21. Year 2000. Each computer program and software application used by TDI in its business is Year 2000 Compliant. "Year 2000 Compliant" means that such program is capable of managing and manipulating data involving dates after the year 1999 without any functional or data abnormality and without inaccurate result related to such dates, to the extent that other computer programs or applications, used in combination with the computer programs or applications used by TDI, properly exchanges data involving dates with it.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF CMI

         CMI hereby represents and warrants to Parent and Sub as follows:

         SECTION 4.1. Organization and Good Standing of CMI. CMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CMI has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not materially impair CMI from performing its obligations under this Agreement.

         SECTION 4.2. Authority. CMI has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions to which CMI is a party contemplated hereby and thereby. All necessary corporate action required to have been taken by or on behalf of CMI by applicable law or its charter documents has been taken to authorize (a) the approval, execution and delivery on behalf of CMI of this Agreement and each Ancillary Agreement to which it is a party and
(b) the performance by CMI of its obligations under this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which it is a party constitutes a valid and binding agreement of CMI, enforceable against it in accordance with its terms, except as the same may be limited by the Enforceability Exceptions.

         SECTION 4.3. No Breach. The execution and delivery by CMI of this Agreement and each Ancillary Agreement to which it is a party do not, and the consummation of the transactions to which CMI is a party contemplated hereby and thereby will not, (a) violate or conflict with the Certificate of Incorporation or bylaws of CMI or (b) constitute a material breach or default or give rise to any lien, third-party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which CMI is a party or by which it is bound, or violate or conflict with any applicable law.

         SECTION 4.4. Consents and Approvals. Except for (a) the filing and recordation of the Merger Certificate as required by the DGCL and (b) filings, permits notifications, registrations, authorizations, consents and approvals as may be required under applicable requirements of the HSR Act and applicable law, neither the execution and delivery by CMI of this Agreement nor any Ancillary Agreement to which it is a party nor the consummation of the transactions to which CMI is a party contemplated hereby and thereby will require any consent, approval, authorization or permit of, or filing with or notification to, or registration with, any federal, state or foreign governmental or regulatory authority.

         SECTION 4.5. Title to and Transfer of the Shares. CMI is the record and sole beneficial owner of the Shares and has good and marketable title thereto, free and clear of any liens, claims, encumbrances, security interests, options, charges and other rights and restrictions of any kind and, at the Effective Time, Parent will have good and marketable title to the Shares, free and clear of any liens, claims, encumbrances, security interests, options, charges and other rights and restrictions of any kind.

         SECTION 4.6. Brokers. No broker, finder or investment banker is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CMI or TDI.

         SECTION 4.7. Investor Representations. The shares of Parent Common Stock received by CMI pursuant to the Merger will be acquired for CMI's own account and not with a view to or in connection with the sale or distribution of any part thereof.

         SECTION 4.8. Exemption from Registration; Restricted Securities. CMI understands that the shares of Parent Common Stock received by CMI pursuant to the Merger will not be registered under the Securities Act of 1933, as amended (the "Securities Act") on the ground that such sale provided for in this Agreement is exempt from registration under the Securities Act, and that the reliance of Parent on such exemption is predicated on CMI's representations set forth in this Agreement and the certificates representing the same will bear an appropriate legend reflecting such exempt issuance without registration. CMI understands that the shares of Parent Common Stock received by CMI pursuant to the Merger will be restricted securities within the meaning of Rule 144 under the Securities Act.

                                    ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby represent and warrant to each of CMI and TDI as follows:

         SECTION 5.1. Organization and Good Standing. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Parent has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which would not have a material adverse effect on the business, assets, properties, liabilities, financial or other condition or results of operations of Parent or on the ability of Parent to perform its obligations under this Agreement (such effects, taken individually or in the aggregate, a "Parent Material Adverse Effect").

         SECTION 5.2. Authority. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions to which each of Parent and Sub is a party contemplated hereby and thereby. All necessary corporate action required to have been taken by or on behalf of each of Parent and Sub by Applicable Law or its charter documents has been taken to authorize (a) the approval, execution and delivery on behalf of each of Parent and Sub of this Agreement and each Ancillary Agreement to which it is a party and (b) the performance by each of Parent and Sub of its obligations under this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which it is a party constitutes a valid and binding agreement of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as the same may be limited by the Enforceability Exceptions.

         SECTION 5.3. No Breach. The execution and delivery by each of Parent and Sub of this Agreement and each Ancillary Agreement to which it is a party do not, and the consummation of the transactions to which each of Parent and Sub is a party contemplated hereby and thereby will not, (a) violate or conflict with the organizational documents of Parent or Sub or (b) constitute a material breach or default or give rise to any lien or other encumbrance, third-party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which Parent is a party or by which it is bound, or violate or conflict with any Applicable Law (assuming that the consents contemplated by Section 5.4 are obtained and in effect).

         SECTION 5.4. Consents and Approvals. Except for (a) the filing and recordation of the Merger Certificate as required by the DGCL and (b) filings, permits, notifications, registrations, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and Applicable Law, neither the execution and delivery by Parent or Sub of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the transactions to which either Parent or Sub is a party contemplated hereby and thereby will require any consent, approval, authorization or permit of, or filing with or notification to, or registration with, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing, registration or notification
(A) would not materially impair Parent or Sub from performing is respective obligations under this Agreement and (B) would not have a Parent Material Adverse Effect.

         SECTION 5.5.  Capital Stock of Parent.
                       -----------------------

                  (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which, as of the date hereof, 23,935,602 shares of Parent Common Stock were issued and outstanding (each together with a Parent Common Stock purchase right (the "Parent Rights") issued pursuant to the Rights Agreement (the "Parent Rights Agreement"), dated as of August 23, 1996 and most recently amended as of October 1, 1999 by and between Parent and American Stock Transfer & Trust Company); and (ii) one million shares of Preferred Stock ("Parent Preferred Stock"), none of which are, as of the date hereof, issued or outstanding. All of the shares of Parent Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except for the outstanding shares of the Parent Common Stock, as of the date hereof, there are no shares of capital stock or other equity securities of Parent outstanding.

                  (b) The Parent Common Stock constitutes the only class of equity securities or Parent or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         SECTION 5.6.  SEC Reports; Financial Statements.
                       ---------------------------------

                  (a) Parent has filed all required forms, reports and documents required to be filed by it with the Securities and Exchange Commission on or after December 31, 1998 ("Parent SEC Reports"), each of which has complied as to form in all material respects with all applicable requirements of the Securities Act, and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Effective Time, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Reports were prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

         SECTION 5.7. Brokers. No broker, finder or investment banker is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                    ARTICLE 6

                            COVENANTS OF TDI AND CMI

         SECTION 6.1. Access. Prior to the Effective Time, TDI and CMI and their officers, directors, employees, advisors, representatives and authorized agents will provide Parent and Sub and their representatives, employees, counsel and accountants, access to the personnel, properties, books and records of TDI and CMI (to the extent related to TDI), including access to TDI employees for the purpose of pre-enrolling such TDI employees in any employee benefit or welfare plans of Parent.

         SECTION 6.2. Ordinary Conduct. Except as contemplated by this Agreement or as set forth on Schedule 6.2, from the date of this Agreement to the Effective Time, TDI will, and CMI will cause TDI to, conduct TDI's business in the ordinary course consistent with present practices and make all reasonable efforts to preserve and maintain all its relationships with customers, suppliers and others with whom TDI deals. In any event, except as specifically contemplated by this Agreement, TDI will not, and CMI will cause TDI not to, do any of the following, without the prior written consent of Parent:

                  (a) Charter and Bylaws. Amend its Certificate of Incorporation or bylaws;

                  (b) Dividends. Declare, set aside or pay any dividend or make any other distributions to CMI whether or not upon or in respect of any shares of its capital stock.

                  (c) Capital Stock. (i) Sell, pledge or otherwise dispose of any of the Shares or (ii) issue, sell, make any changes in, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable or exercisable for any shares of capital stock;

                  (d) Employee Matters. Adopt any new "employee benefit plans", as defined in Section 3(3) of ERISA, or other bonus, incentive, equity or equity-based compensation, or deferred compensation or similar arrangements or plan or amend any Plan or collective bargaining agreement, except as required by applicable law;

                  (e) Compensation. (i) Grant to any executive officer or employee any increase in compensation or benefits or any rights to receive severance payments or other benefits upon a termination of employment or a change of ownership or control of the employer, or (ii) terminate any executive officer or employee other than in the ordinary course of business, consistent with past practice;

                  (f) Indebtedness. Incur or assume any liabilities, obligations or indebtedness for borrowed money (except for any monetary amounts owed to CMI under any intercompany loans which shall be canceled without consideration at the Closing) or guarantee any such liabilities, obligations or indebtedness;

                  (g) Encumbrances. Permit, allow or suffer any of its assets to be subjected to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind, other than those excepted from the representations set forth in Sections 3.9 and 3.10;

                  (h) Related-Party Transactions. Except in the ordinary course of business and consistent with past practice, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with CMI or any affiliate of CMI;

                  (i) Accounting Policies and Tax Matters. Make (i) any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting practices or (ii) any change in any Tax election or settle or compromise any Tax liability;

                  (j) Acquisitions; Reorganizations. Acquire or agree to acquire by merging or consolidating with, or by purchasing the stock of, or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business, consistent with past practice), except as specifically contemplated under the terms of this Agreement;

                  (k) Capital Expenditures. Make or incur any capital expenditures;

                  (l) Asset Dispositions. Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except in the ordinary course of business;

                  (m) Other Actions. Knowingly take any action or omit to take any action that would cause any of its representations and warranties to become untrue in any respect;

                  (n) Contracts. Modify, amend, grant any consent, waiver or release under, assign, transfer or terminate any Contract or enter into any agreement, contract or arrangement with any person which would constitute a Contract, except for contracts entered into in the ordinary course of business, consistent with past practice; or

                  (o) Agreements. Agree, whether in writing or otherwise, to do any of the foregoing.

         SECTION 6.3. Insurance; Bonds. CMI and TDI shall keep, or cause to be kept, all insurance policies and bonds presently maintained relating to TDI and its properties, or suitable replacements therefor, in full force and effect through the close of business at the Effective Time. Schedule 3.20 sets forth a true and complete list of all the insurance policies and bonds presently owned and maintained by or for the benefit of TDI.

         SECTION 6.4. No Sale or Pledge. From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, TDI shall not, and CMI shall not permit TDI to merge, consolidate or enter into any share exchange, recapitalization, business combination or similar transaction with any other person (any such transaction other than the transactions contemplated by this Agreement, an "Acquisition Proposal"). In addition, from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, TDI shall not, and CMI shall cause TDI not to, and each of CMI and TDI shall not permit or authorize any of its directors, officers, employees, agents or other representatives (including legal and financial advisors) to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, each of CMI and TDI shall, and shall cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents of either of them to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

         SECTION 6.5. Notice of Breach by CMI or TDI. CMI promptly shall notify Parent in writing of any inaccuracy in or any breach of any representation and warranty of CMI or TDI contained in this Agreement or any certificate or document delivered pursuant to this Agreement that it acquires knowledge of subsequent to the date of this Agreement and before the Closing and shall also notify Parent in writing of any event or occurrence after the date hereof that it acquires knowledge of subsequent to the date of this Agreement and before the Closing which, if it had existed or occurred on or prior to the date hereof and was not disclosed to Parent at such time, would have caused the representation and warranty to which such event or occurrence relates to be untrue.

                                    ARTICLE 7

                           COVENANTS OF PARENT AND SUB

         SECTION 7.1. Confidentiality. Each of Parent and Sub acknowledges that the information being provided to each of them by or on behalf of TDI and CMI is subject to the terms of the Confidentiality Agreement dated as of June 21, 2000 between Parent and TDI (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective as of, and only as of, the Effective Time, the Confidentiality Agreement will terminate only with respect to information relating solely to TDI, and each of Parent and Sub acknowledges that any and all other information provided to it by CMI or CMI's representatives concerning any other subsidiary of CMI or any other operations of CMI shall remain subject to the terms and conditions of the Confidentiality Agreement after the Effective Time.

         SECTION 7.2 Piggyback Registration. If at any time within the two-year period following the Closing Date, Parent proposes to register shares of Parent Common Stock under the Securities Act (other than a registration on Form S-4 or Form S-8, or any successor or similar forms) to be sold in a firm commitment underwritten public offering for cash, it will promptly give written notice to CMI of its intention to do so (the "Registration Notice"). Parent will use its best efforts to include in the proposed registration all shares of Parent Common Stock included within the Common Stock Merger Consideration (excluding any Escrowed Consideration) that Parent is requested in writing, within ten (10) days after the Registration Notice is given, to register by CMI; provided, however, that if, at any time after giving written notice of its intention to register shares of Parent Common Stock and prior to the effective date of the registration statement filed in connection with such registration, Parent shall determine for any reason not to register the Parent Common Stock, Parent may, at its election, give written notice of such determination to CMI and, thereupon, shall be relieved of its obligation to register any Parent Common Stock in connection with such abandoned registration. Nothwithstanding the foregoing, if the managing underwriter for a registration under this Section 7.2 advises Parent in writing that, in its opinion, the inclusion of some or all of the Common Stock Merger Consideration to be sold for the account of CMI would adversely affect the price per unit to be derived from the offering or otherwise materially and adversely affect the success of the offering, then the number of shares of Common Stock Merger Consideration to be included in the registration shall be reduced in accordance with the managing underwriter's written opinion to the minimum extent necessary to eliminate any suich adverse effects. Parent shall pay all expenses incident to the performance of its obligations under this
Section 7.2; provided, however, that Parent shall not be required to pay any discounts, commissions or fees of underwriters, selling brokers and dealers relating to the sale and distribution of the Common Stock Merger Consideration included in the registration.

         SECTION 7.3. Notice of Breach by Parent or Sub. Parent shall promptly notify CMI in writing of any inaccuracy in or any breach of any representation and warranty of Parent or Sub contained in this Agreement or any certificate or document delivered pursuant to this Agreement that it acquires knowledge of subsequent to the date of this Agreement and before the Closing and shall also notify CMI in writing of any event or occurrence after the date hereof that it acquires knowledge of subsequent to the date of this Agreement and before the Closing which, if it had existed or occurred on or prior to the date hereof and was not disclosed to CMI at such time, would have caused the representation and warranty to which such event or occurrence relates to be untrue.

         SECTION 7.4. Broker Agreements. If at any time during the 12-month period following the Closing Date, Parent or TDI receives notice from any of the other parties to the Broker Agreements that any of them are terminating or canceling a Broker Agreement or otherwise adversely modifying TDI's right to purchase tickets under such agreements, Parent shall promptly notify CMI of such notice. Following receipt of any such notice, Parent shall use all commercially reasonable efforts to preserve its right to purchase tickets under the Broker Agreements. Parent shall keep CMI fully informed with respect to its efforts to preserve its right to purchase tickets under the Broker Agreements and shall afford CMI the opportunity to meet with Parent and the other parties to the Broker Agreements, as applicable, to remedy the situation.

                                    ARTICLE 8

                                MUTUAL COVENANTS

         SECTION 8.1. Cooperation. TDI, CMI and Parent shall use all reasonable commercial efforts to cooperate with each other and to cause their respective officers, employees, affiliates, agents, auditors and representatives to cooperate with each other after the Effective Time to ensure the orderly transfer of TDI to Parent and to minimize any disruption to the respective businesses of TDI or Parent that might result from the transactions contemplated hereby.

         SECTION 8.2. Publicity. Each of TDI, CMI, Parent and Sub agrees that, from the date of this Agreement through the Effective Time, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of each other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

         SECTION 8.3.  Records.
                       -------

                  (a) At the Effective Time, CMI shall deliver or cause to be delivered to Parent true and complete copies of all original agreements, documents, books, records and files, each as currently in effect (collectively, "Records"), in the possession of CMI related to the business and operations of TDI to the extent not then in the possession of TDI, subject to the following exceptions:

                           (i) Parent recognizes that certain Records may
contain incidental information relating to TDI or may relate primarily to subsidiaries or divisions of CMI other than TDI or businesses of TDI previously sold, and that CMI may retain such Records and shall provide true and complete copies of the relevant portions thereof to Parent and TDI;

                           (ii) CMI may retain all Records prepared in
connection with the sale of the Shares, including bids received from other parties and analyses relating to TDI; and

                           (iii) CMI may retain any Tax Returns or Tax records,
and Parent and TDI shall be provided with copies of such Tax Returns or Tax records to the extent they relate to TDI.

                  (b) After the Effective Time, upon reasonable written notice, CMI and Parent agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to TDI) and assistance relating to TDI as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax Claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of CMI, Parent or TDI.

         SECTION 8.4. Reasonable Efforts; Additional Agreements. Subject to the terms and conditions provided herein, each of the parties hereto agrees to use all reasonable commercial efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement and each of the Ancillary Agreements to which it is a party, including, without limitation: (a) executing any additional agreements, instruments or other documents or taking any other actions necessary to consummate the transactions contemplated hereby; and (b) not knowingly taking or agreeing to take any action that would cause any of the representations and warranties contained in this Agreement or any certificate or other document being delivered pursuant to the terms of this Agreement to be untrue in any material respect.

         SECTION 8.5. Tax Free Reorganization. No party hereto shall, employing reasonable efforts, take any action or fail to take any action, within the six month period following the Effective Time, that would cause the Merger not to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

                                    ARTICLE 9

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

                  (a)      by mutual written consent of CMI and Parent;

                  (b) by CMI, TDI, Parent or Sub if (i) any federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, decree or ruling which remains in effect, and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated within 120 days after the date hereof; and

                  (c) Subject to Section 2.3, by CMI or TDI if either Parent or Sub, or by Parent or Sub if either CMI or TDI, (i) shall have materially breached any of its agreements and covenants under this Agreement or any Ancillary Agreement or (ii) any representation or warranty of such party contained in this Agreement or any certificate or other document being delivered pursuant to this Agreement shall fail to be true and correct in all material respects, and, in the cases of the foregoing clauses (i) and (ii), such breach or failure shall continue for 30 days without cure after written notice thereof.

                  Notwithstanding anything to the contrary contained in this Agreement, the right of a party to terminate this Agreement under this Section
9.1 shall not be available to any party (i) which is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations hereunder is the cause of, or results in, the failure to satisfy any of the conditions to the consummation of the Merger set forth in Article 2.

         SECTION 9.2. Effects of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 9.1, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 8.2 relating to publicity, (b) Section 12.1 relating to expenses generally, (c) Section 12.4 relating to notices, (d)
Section 12.10 relating to arbitration and consent to jurisdiction, (e) Section
12.13 relating to the limitation on consequential and punitive damages and (f) this Article 9. Nothing in this Article 9 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.


                                   ARTICLE 10

                          EMPLOYEE AND RELATED MATTERS

         SECTION 10.1. Offers of Employment. The Surviving Corporation shall have continued responsibility for all TDI employees on substantially the same terms and conditions to which such employees were subject immediately prior to the Effective Time, subject to the provisions of this Article 10. Any TDI employee who is not actively employed at the Effective Time shall be offered active employment with the Surviving Corporation following the expiration of such leave of absence only to the extent that TDI would have been obligated to offer employment to any such employee.

         SECTION 10.2. Continuation of Plans. As of the Effective Time, TDI personnel shall cease to participate in or be covered by all CMI Plans, and neither TDI nor any other affiliate of TDI after the Merger, including the Parent and Sub shall have any responsibility for benefits under such Plans. As of the Effective Time, Parent or TDI shall remain the sponsor of each TDI Plan, and neither CMI nor any other affiliate of CMI shall have any responsibility for benefits under any such Plan.

         SECTION 10.3. Mutual Cooperation. Each of Parent and TDI agrees to cooperate, and agrees to use its best efforts to cause its affiliates to cooperate and in a complete, diligent and timely manner to provide CMI with such compensation, service, payroll and other pertinent census data as may be required by CMI for purposes of calculating or affecting distribution of benefits to which any TDI employee or former employee may be entitled under any benefit plan established, maintained or contributed to by CMI.

                                   ARTICLE 11

                                 INDEMNIFICATION

         SECTION 11.1. Indemnification by CMI. Without duplication of any amounts payable for indemnification under Section 11.5, CMI shall indemnify Parent, Sub, the Surviving Corporation, each of their affiliates and each of their respective officers, directors, Shareholders, partners, employees and agents against and hold them harmless from any and all damage, loss, liability, claim, penalty, judgment, assessment, cost and expense of any kind (including reasonable attorneys' fees and expenses) (collectively, "Losses") suffered or incurred by any such indemnified party to the extent arising from (a) any alleged liability of TDI under ERISA arising from TDI having been a member of CMI's "control group" prior to the Effective Time and from TDI's participation in any CMI Plan; (b) any breach or inaccuracy in any representation or warranty contained in Article 3 or 4 of this Agreement; and (c) any breach by CMI or TDI of any of the covenants of CMI or TDI contained in this Agreement.

         SECTION 11.2. Indemnification by Parent. Parent shall indemnify CMI and its affiliates, officers, directors, Shareholders, partners, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (a) any breach or inaccuracy in any representation or warranty contained in Article 5 of this Agreement; and (b) any breach by Parent or Sub of any of the covenants of Parent or Sub contained in this Agreement.

         SECTION 11.3. Adjustments to Losses; Determination of Damages; Termination of Indemnification.


                  (a) The amount of any Losses for which indemnification is provided under this Article 11 shall be reduced by any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Losses.

                  (b) An indemnifying party shall not have any liability under Sections 11.1 or 11.2, respectively, unless the aggregate amount of Losses to the indemnified parties arising thereunder exceeds $25,000, and then shall have liability for the full amount of any such Losses.

                  (c) In the absence of fraud or willful misconduct on the part of an indemnifying party, except with respect to Losses in respect of Third-Party Claims, an indemnifying party shall not have liability for Losses indemnifiable under Section 11.1(b) or (c) or Section 11.2(a) or (b) in excess of $2,500,000.

                  (d) The obligations to indemnify and hold harmless pursuant to
Section 11.1(b) and Section 11.2(a) shall terminate on the third anniversary of the Closing Date.

         SECTION 11.4. Procedures Relating to Indemnification for Third Party Claims. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under Sections 11.1 and 11.2 of this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim within 15 days after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within 3 business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

         If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that CMI shall not be entitled to assume the defense of any Third-Party Claim for Taxes with respect to a period ending after the Closing Date. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Nothwithstanding the foregoing, if the named parties to any such claim or proceeding include both such indemnified party and the indemnifying party and such indemnified party has been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, then the indemnifying party shall pay the fees and expenses of one separate counsel for the indemnified party (in which case, if such indemnified party informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim or proceeding on behalf of such indemnified party). If the indemnifying party chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall not settle any Third-Party Claim against the indemnified party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. So long as the indemnifying party is in good faith defending any Third-Party Claim, the indemnified party shall not compromise or settle such claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

         SECTION 11.5.  Tax Matters

                  (a) Tax Indemnification. CMI agrees to be responsible for, and to indemnify and hold the indemnified parties listed in Section 11.1 harmless from and against, any and all Losses relating to, resulting from or based upon:

                           (i) any and all Taxes with respect to any taxable
periods of TDI (or any predecessor) ending on or prior to the Closing Date;

                           (ii) any and all Taxes of TDI for the period
allocated to CMI pursuant to Section 11.5(b)(iii) but not including any Taxes attributable to the portion of the Closing Date after the Closing (determined applying similar principle to Section 11.5(b)(iii)); and

                           (iii) any liability under Treasury Regulation Section
1.1502-6(a) or any analogous or similar state, local or foreign law or regulation as a result of TDI (or any predecessor) being a member of any Affiliated Group at any time on or prior to the Closing Date.

                  (b) Preparation of Tax Returns; Payment of Taxes.

                           (i) CMI.


                                    (1) CMI (A) shall include, or cause to be
included, TDI in, and shall file, (I) the United States consolidated federal income Tax Return of CMI for its taxable year ended March 31, 2000 and for all subsequent taxable periods of TDI ending on or prior to the Closing Date and
(II) all other consolidated, combined or unitary Tax Returns of CMI or its subsidiaries in which TDI has been, or is required to be, includable for the taxable periods of TDI ending on or prior to the Closing Date and (B) also shall file, or shall cause TDI to file, all other Tax Returns of, or which include, TDI required to be filed (taking into account any extensions) on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with prior practice with respect to TDI. CMI shall prepare and deliver any such Tax Returns (or the relevant portions thereof), to Parent at least 10 business days prior to their due date and Parent shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns (or the relevant portions thereof).

                                    (2) Following the Closing, CMI shall be
responsible for preparing or causing to be prepared all foreign, state and local Tax Returns required to be filed by TDI on a separate return basis after the Closing Date with respect to taxable periods that end on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with prior practice. CMI shall prepare and deliver such Tax Returns, along with the amount of any Taxes shown due thereon that is the responsibility of CMI in accordance with Section 11.5(a), to Parent for filing at least 10 business days prior to their due date and Parent shall have the right to review and approve such Tax Returns (which approval shall not be unreasonably withheld).

                                    (3) Notwithstanding the foregoing, following
the Closing Date, neither CMI nor any subsidiary shall amend any Tax Return without the prior written consent of Parent (which consent shall not be unreasonably withheld) if any adjustment provided in such Tax Return would adversely affect the Taxes payable by TDI for taxable periods ending after the Closing Date. Similarly, neither Parent nor TDI shall amend any Tax Return with respect to Tax years ending on or before the Closing Date or straddle years without the prior written consent of CMI (which consent shall not be unreasonably withheld) if any adjustment provided in such Tax Return would adversely affect the Taxes or indemnification payments payable by CMI for taxable periods ending on or before the Closing Date.

                  (ii) Parent.
                       ------

                                    (1) Parent shall cause to be filed all Tax
Returns required to be filed by TDI after the Closing Date, and shall, subject to receiving the payments from CMI referred to in Section 11.6(b)(ii)(2), pay the Taxes shown due thereon. Nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of any party to receive indemnification pursuant to any provision in this Agreement.

                                    (2) With respect to any Tax Returns which
Parent shall cause to be filed pursuant to Section 11.5(b)(ii)(1) hereof, CMI shall pay to Parent an amount equal to that portion of the Taxes shown on such Tax Return for which CMI has an obligation to indemnify any party pursuant to the provisions of Section 11.5(a). With respect to Tax Returns relating to Taxes measured based on income or gross receipts, Parent shall provide CMI with a schedule showing the computation of such amount at least 35 days prior to the due date (including extensions, if any) for filing the Tax Returns which reflects Taxes for which CMI has an obligation to indemnify any party pursuant to the provisions of Section 11.5(a) along with a copy of such Tax Return (or the relevant portions thereof). CMI shall have the right to review any such Tax Return (or the relevant portion thereof) and schedule, and Parent and CMI shall attempt in good faith mutually to resolve any disagreements regarding the determination of such amount within ten (10) days of the CMI's receipt thereof. Any disagreement regarding such determination shall be resolved by an independent nationally recognized accounting firm (the "Accounting Firm"). The parties will instruct the Accounting Firm to reach its conclusion regarding any such dispute within fifteen (15) days after its appointment. The report of the Accounting Firm shall be final, binding and conclusive on CMI and Parent. The fees and expenses of the Accounting Firm shall be borne equally by CMI and Parent. Any amount owing under this Section 11.5(b)(ii)(2) shall be paid no later than five (5) days before the due date for payment of Taxes with respect to any such Tax Return.

                                    (3) With respect to all Tax Returns other
than Tax Returns relating to Taxes measured based on income or gross receipts, Parent shall provide CMI with a copy of the Tax Return (or the relevant portions thereof) and a schedule showing the computation of the portion of Taxes shown due on such Tax Return for which CMI has an obligation to indemnify pursuant to the provisions of Section 11.5(a) prior to filing such Tax Return. CMI shall pay to Parent the portion of Taxes for which it is responsible within 10 days of receipt of the Tax Return. If any dispute with respect to such Tax Return is not resolved prior to the date payment is due to Parent, CMI shall pay to Parent the amount that Parent believes is due, and any unresolved disputes shall be resolved in accordance with Section 12.10(a). Upon resolution of the dispute in accordance with Section 12.10(a), Parent will reimburse to CMI the amount of any payment made to Parent in accordance with the preceding sentence in excess of the amount determined to be due under Section 12.10(a).

                  (iii) Closing Taxable Year; Allocation for Straddle Year. For federal income tax purposes, the taxable year of TDI shall end as of the close of the Closing Date and, with respect to all other Taxes, CMI and Parent will, unless prohibited by applicable law, close the taxable period of TDI as of the close of the Closing Date. Except as otherwise required by applicable law, neither CMI nor Parent shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit TDI to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of TDI beginning before and ending after the Closing Date shall be allocated (A) to CMI for the period up to and including the Closing Date, and
(B) to Parent for the period subsequent to the Closing Date. Any allocation of income, deductions, credits or other items required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by Parent and shall be made by means of a closing of the books and records of TDI as of the close of the Closing Date, provided that exemptions, allowances, deductions or other items that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

                  (c) Carrybacks. CMI shall pay to Parent the amount of any Tax refund received (or utilized as a credit against Taxes due by CMI or any member of its Affiliated Group) as a result of the carryback of any Tax loss, deduction or credit of TDI from any taxable period beginning after the Closing Date to the taxable period, or portion thereof, ending on or before the Closing Date. CMI shall pay such amount to Parent within 5 business days after such Tax benefit is realized by CMI or any member of its Affiliated Group as a refund or otherwise, provided that Parent shall return to CMI the amount, if any, by which the amount of such Tax benefit is thereafter reduced pursuant to a final determination.

                  (d) Cooperation with Respect to Taxes. Parent and CMI agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to TDI as is reasonably necessary for the determination of any Taxes, for the filing of any Tax Return (including any amended Tax Return or claim for refund), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Each of Parent and CMI agree (A) to retain all books and records with respect to Tax matters pertinent to TDI relating to any taxable period beginning before the Closing Date until the expiration of the relevant statute of limitations (and such longer period as reasonably requested in writing), and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, in such event, if the other party so requests, to allow the other party to take possession of such books and records.

                  (e) Tax Proceedings.
                      ---------------

                           (i) In the event that any audit or examination shall
be instituted, or any deficiency asserted or assessment made, or any administrative or court proceeding commenced by the IRS or any other taxing authority (a "Tax Proceeding") with respect to any taxable period ending prior to or on the Closing Date of which Parent has notice, Parent shall promptly cause written notice of the Tax Proceeding to be forwarded to CMI. Similarly, CMI shall promptly cause written notice of any Tax Proceeding of which CMI has notice relating to any indemnifiable Taxes to be forwarded to Parent.

                           (ii) CMI shall have the right to elect, at its sole
option and expense, and subject to the provisions of this Section 11.5(e), to represent the interests of TDI in any Tax Proceeding with respect to any taxable period ending prior to or on the Closing Date, with counsel of its choice reasonably satisfactory to Parent. In the event CMI elects to represent TDI in such Tax Proceeding, CMI shall within five (5) days (or sooner, if the nature of the Tax Proceeding so requires) notify Parent of its intent to do so and Parent shall cause TDI to appoint CMI as attorney in fact with the exclusive authority to represent TDI in the Tax Proceeding. Parent shall have (x) the right to participate fully in the Tax Proceeding, including through separate counsel of its own choosing at its sole cost and expense, (y) the right to receive reasonable advance notice from CMI of any meetings, hearings or proceedings, and
(z) the right, if possible, to review in advance and comment on any pleadings, briefs, or other documents to be filed. CMI shall not enter into any settlement, closing or other agreement with respect to any Tax Proceeding without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) if such settlement, closing agreement or other agreement could adversely affect Taxes payable by TDI for taxable periods (or portions thereof) beginning after the Closing Date. If CMI elects not to represent TDI in the Tax Proceeding, or fails to timely notify Parent of its election herein provided or contests its obligation to indemnify, then Parent may represent the interests of TDI in any Tax Proceeding in any manner that it reasonably may deem appropriate.

                           (iii) Parent and CMI jointly shall represent the
interests of TDI in any Tax Proceeding relating to any taxable period of TDI which includes (but does not begin or end on) the Closing Date. Any disputes regarding the conduct or resolution of any such Tax Proceeding shall be resolved by the Accounting Firm. The parties will instruct the Accounting Firm to reach its conclusion regarding any such dispute within 20 days after its appointment. The report of the Accounting Firm shall be final, binding and conclusive on CMI and Parent. All costs, fees and expenses paid to third parties in the course of such Tax Proceeding (including the fees of the Accounting Firm) shall be borne by Parent and CMI in the same ratio as the ratio in which, pursuant to the terms of this Agreement (including Section 11.5(b) hereof), Parent and CMI would share the responsibility for payment of the Taxes asserted by the taxing authority in such Tax Proceeding if such Tax Proceeding were sustained in its entirety.

                  (f) Claim Period. Any claim for indemnity under this Section
11.5 may be made at any time prior to 90 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period of TDI or of such indemnified party (including all periods of extension, whether automatic or permissive), and, nothwithstanding anything to the contrary herein, all representations in Section 3.18 shall survive until 90 days after the expiration of the last day on which any Tax may be validly assessed by the IRS or any other government entity or otherwise claimed by any other party against TDI or any of its properties with respect to any matter in which any such representations or warranty has a bearing.

                  (g) Termination of Tax Sharing Arrangements. Any tax sharing, tax indemnification or similar agreement or arrangement with respect to Taxes (other than the provisions of this Agreement) between or among TDI, CMI and any subsidiary of CMI shall be terminated as to TDI as of the Closing Date and TDI shall have no liability from and after the Closing Date under any such agreements or arrangements.

                  (h) Transfer Taxes. CMI shall be liable for and shall pay all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any taxing authority or governmental authority in connection with the transactions contemplated by this Agreement. CMI and Parent hereby agree to file all necessary documents with respect to all such amounts.

                  (i) Conflicts. In the event of a conflict between the provisions of Section 11.4 and the provision of this Section 11.5 with respect to a claim for Taxes, the provisions of Section 11.5 shall govern.

         Section 11.6 Payment of Indemnity Claims

                  (a) Notwithstanding anything to the contrary herein, any liability of CMI under this Article 11 to indemnified persons listed in Section
11.1 shall be satisfied through, at the option of CMI (1) payments solely in cash, or (2) the payment of cash and Parent Common Stock with 20% of all payments in cash and the balance (to the extent of the Common Stock Merger Consideration) of all payments in shares of Parent Common Stock, such shares to be valued at the Parent Common Stock Price.

                  (b) Nothwithstanding anything to the contrary herein, any liability of the Parent under this Article 11 shall be satisfied solely through the issuance of additional shares of Parent Common Stock, such shares to be valued at the Parent Common Stock Price.

                                   ARTICLE 12

                                  MISCELLANEOUS

         SECTION 12.1. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses. Without limiting the generality of the immediately preceding sentence, the fees, costs and expenses incurred by TDI in connection with this Agreement and the transactions contemplated hereby shall be borne by CMI and none of such fees, costs or expenses shall be paid by TDI.

         SECTION 12.2. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Parent, Sub, CMI or TDI without the prior written consent of the other parties hereto.

         SECTION 12.3. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         SECTION 12.4. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

              (a)     if to Parent, Sub or the Surviving Corporation:
                      Hollywood.com, Inc.
                      2255 Glades Road
                      Suite 237 West
                      Boca Raton, Florida  33431
                      Attention:  Mitchell Rubenstein
                      Telecopier No.:  (561) 998-2974

                      with a copy to:
                      Hollywood.com Inc.
                      2255 Glades Road
                      Suite 237 West
                      Boca Raton, Florida  33431
                      Attention:  W. Robert Shearer
                      Telecopier No.:  (561) 998-2974


              (b)      if to CMI:
                       ---------
                       Cameron Macintosh, Inc.
                       1650 Broadway, Suite 800
                       New York, NY  10019
                       Attention:
                       Telecopier No.:  (212) 921-9271

                       with a copy to:
                       Frankfurt, Garbus, Klein & Selz, P.C.
                       488 Madison Avenue - 9th Floor
                       New York, NY  10022
                       Attention:  S. Jean Ward
                       Telecopier No.:  (212) 593-9175

              (c)      if to TDI:
                       ---------
                       Theatre Direct NY, Inc.
                       1650 Broadway, Suite 910
                       New York, NY  10019
                       Attention:  Bruce Amick
                       Telecopier No.:  (212) 541-4892

         SECTION 12.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         SECTION 12.6. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement and the Schedules attached hereto and thereto and any certificates delivered pursuant hereto or thereto contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

         SECTION 12.7. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         SECTION 12.8. Amendment. This Agreement may be amended by action taken by TDI, CMI, Parent and Sub at any time only by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 12.9. Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         SECTION 12.10.  Dispute Resolution; Equitable Enforcement.
                         -----------------------------------------

                  (a) Accounting Disputes. Except for disputes to be resolved in accordance with Sections 11.5(b)(ii)(2) and 11.5(e)(iii), any controversy, dispute or claim arising under this Agreement related to or arising out of accounting or tax matters relating to this Agreement shall be resolved by means of discussions between the regularly retained independent certified public accountants of Parent and CMI. In the event that the independent certified public accountants of each of Parent and CMI are unable to resolve the dispute within 60 days after the dispute is first submitted to them, then a third independent certified public accountant of recognized national standing shall be selected by the independent certified public accountants of each of Parent and CMI and the determination of such third independent certified public accountant, with respect to the matter in dispute, shall be rendered within 45 days after the dispute has been submitted to it and such determination shall be final and binding on all of the parties hereto.

                  (b) Arbitration. Except as otherwise provided in Section 12.10(a) or (c), any controversy, dispute or claim arising under this Agreement which cannot be settled by mutual agreement shall be finally settled by arbitration as follows: any party who is aggrieved shall deliver a notice to other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice shall be submitted to arbitration in New York, New York to Endispute, before a single arbitrator appointed in accordance with Endispute's Arbitration Rules, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

                  (c) Equitable Enforcement. Notwithstanding anything to the contrary contained in this Section 12.10, any claim by either party for injunctive or other equitable relief, including specific performance (including specific performance of the agreement to resolve disputes related to or arising out of accounting matters contained in Section 12.10(a) and the agreement to arbitrate contained in Section 12.10(b)), may be brought in any state or federal court located in the Southern District of New York in the State of New York, before or as a result of arbitration, and any judgment, order or decree relating thereto shall have precedence over any arbitral award or proceeding. Each of Parent, Sub, CMI and TDI irrevocably submits to the exclusive jurisdiction of the state or federal courts situated in the Southern District in the State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Parent, Sub, CMI and TDI agrees to commence any action, suit or proceeding relating hereto in any of such courts only. Each of Parent, Sub, CMI and TDI further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 12.4 above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Parent, Sub, CMI and TDI irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any of such courts only and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 12.11.  Interpretation of this Agreement.
                         --------------------------------

                  (a) Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, "including" is not limiting and "or" has the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole (including the Preamble, the Recitals, the Schedules and the Exhibits) and not to any particular provision of this Agreement. Article, section, exhibit, schedule, recital and preamble references in this Agreement are to those portions of this Agreement unless otherwise specified.

                  (b) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                  (c) Headings, Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the Table of Contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule to the extent that the relevancy of such matter to each such other Schedule is apparent from the disclosure included on the Schedule.

                  IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the date first written above.

                           CAMERON MACKINTOSH, INC.,
                           a Delaware corporation

                           By:  /s/ S. Jean Ward
                                ----------------------------------------
                               Name:  S. Jean Ward
                               Title: Vice President and Secretary

                           THEATRE DIRECT NY, INC.,
                           a Delaware corporation

                           By:  /s/ S. Jean Ward
                                ----------------------------------------
                               Name:  S. Jean Ward
                               Title: Secretary

                            HOLLYWOOD.COM, INC.,
                            a Florida corporation

                            By:     /s/ W. Robert Shearer
                               -----------------------------------------
                            Name:  W. Robert Shearer
                            Title: Senior Vice President and General Counsel

                           THEATER ACQUISITION CORP.,
                           a Delaware corporation

                           By: /s/ W. Robert Shearer
                              ------------------------------------------
                               Name:  W. Robert Shearer
                               Title: Senior Vice President and General Counsel